Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #14, the additional answers are as follows:

Item 14  Affiliated Broker/Dealer:


AMERICAN ENTERPRISE INVESTMENT SERVICES, INC. 8-42582
AMERIRPISE FINANCIAL SERVICES, INC. 8-16791
RIVERSOURCE DISTRIBUTORS, INC. 8-67196